[LOGO OF BANK OF AMERICA]
      BANK OF AMERICA                                    BUSINESS LOAN AGREEMENT
      National Trust and Savings Association
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This Agreement dated as of February 3, 1997, is between Bank of America National
Trust and Savings Association (the "Bank") and Variflex, Inc. (the "Borrower").

1.     LINE OF CREDIT AMOUNT AND TERMS

1.1    LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Twelve Million Dollars ($12,000,000).

(b) This is a revolving line of credit with within line facilities for letters of credit and shipside bonds. During the availability period, the Borrower may repay principal amounts and reborrow them; provided that the aggregate amount of advances, exclusive of amounts owed in respect to drawn and undrawn letters of credit and shipside bonds, outstanding at any time may not exceed Two Million Dollars ($2,000,000).

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, and shipside bonds, to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and February 1, 1998 (the "Expiration Date").

1.3    INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-quarter (.25) of a percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4    REPAYMENT TERMS.

(a) The Borrower will pay interest on February 28, 1997, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.



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1.5     OPTIONAL INTEREST RATES.  Instead of the interest rate based on the
Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus one and one-quarter (1.25) percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  LIBOR Rate = London Inter-Bank Offered Rate
                               ------------------------------
                                 (1.00 - Reserve Percentage)

        Where,

        (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves required to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.



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(f)    Any portion of the principal balance already bearing interest at the
       LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

       (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

       (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

        (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.7 LETTERS OF CREDIT.  This line of credit may be used for financing:

        (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

        (ii) a standby letter of credit with a maximum maturity of 150 days but not to extend beyond June 30, 1997 in an amount not to exceed Five Million Dollars ($5,000,000).

        (iii) The amount of letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed), may not exceed the Commitment.

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's reasonable written approval and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

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(e)  to pay the following issuance and other fees for issuing and processing commercial letters of credit:

                          Issuance Fee                     1/10% with a minimum $90;
                          Amendment Fee (Increases)        1/10% with a minimum $70;
                          Amendment Fee (Other)            $70;
                          Negotiations Fee                 $80

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to Seven Hundred Fifty Dollars ($750) per each standby letter of credit, payable in advance.

1.8 SHIPSIDE BONDS. This line of credit may be used for financing shipside bonds in a face amount not exceeding Five Hundred Thousand Dollars ($500,000). The Borrower agrees:

(a) any sum owed to the Bank, as a result of a payment by the Bank, under a shipside bond may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding shipside bonds.

(c) the issuance of any shipside bond is subject to the Bank's reasonable express approval and must be in form and content reasonably satisfactory to the Bank.

(d) to sign the Bank's application, security agreement and other standard forms for shipside bonds, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing shipside bonds for the Borrower.

(e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.   FEES AND EXPENSES

2.1 LOAN FEE. The Borrower agrees to pay a Five Thousand Dollar ($5,000) fee due on February 1, 1997.

2.2 EXPENSES. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of One Thousand Dollars ($1,000). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.   DISBURSEMENTS, PAYMENTS AND COSTS

3.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c)  made in immediately available funds;

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(d)  evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.3  TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number XXXXX-XXXXX, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are make by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

3.4  DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number XXXXX-XXXXX (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

     If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

3.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other that a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

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3.6   TAXES. If any payments to the Bank under this Agreement are made from outside the Unites States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

3.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's cost or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)   any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

3.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus two (2.00) percentage points. This may result in compounding of interest.

3.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is two (2.00) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4.    CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

4.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2  OTHER ITEMS.  Any other items that the Bank reasonably requires.

5.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

5.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

5.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

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5.4  GOOD STANDING.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

5.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

5.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, in each case in any material respect, except as have been disclosed in writing to the Bank.

5.8 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

5.9 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

5.10 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.11 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 USE OF PROCEEDS. To use the proceeds of the credit only for financing the importation of finished goods and to insure the availability of funds to meet obligations under letters of credit in anticipation of maturities of investment securities.

6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 60 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared.

(c) Copies of the Borrower's Form 10-K Annual Report and Form 10-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission.

(d) Copies of the Borrower's annual forecasts consisting of monthly balance sheets, income statements and cash flows at least 60 days prior to the Expiration Date.

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6.3      TANGIBLE NET WORTH.  To maintain tangible net worth equal to at least
Forty-Three Million Dollars ($43,000,000).

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of total liabilities to tangible net worth not exceeding .50:1.0.

"Total liabilities" means the sum of current liabilities including undrawn amounts of outstanding letters of credit plus long term liabilities.

6.5 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Indebtedness assumed in connection with transactions permitted in Paragraph 6.16(e) below.

6.6 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Deeds of trust and security agreements in favor of the Bank.

(b)      Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

6.7 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and February 1, 1998, and each subsequent one-year period (if any). For the purposes of this paragraph only, "advances" does not include drawn or undrawn amounts of outstanding letters of credit and shipside bonds.

6.8      NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)      any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

6.9      BOOKS AND RECORDS.  To maintain adequate books and records.

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                                      -8-

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6.10  AUDITS.  To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.11 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

6.12 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

6.13 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

6.14 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

6.15 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

6.16 ADDITIONAL NEGATIVE COVENANTS.  Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase a business or its assets or enter into a joint venture, unless the total consideration for such acquisition or purchase (including assumption of debt or capital contributions) would not exceed Five Hundred Thousand Dollars ($500,000).

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

7.   DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

7.2 FALSE INFORMATION. The Borrower has given the Bank materialy false or misleading information or representations.

7.3 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

7.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

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7.5  LAWSUITS.  Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

7.6 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

7.7 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

7.8 CROSS-DEFAULT. Any default occurs under any agreement in connection with any material credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

7.9 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank and such failure is not cured within thirty (30) days thereof.

7.10 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

8.2  CALIFORNIA LAW.  This Agreement is governed by California law.

8.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right to set-off against the Borrower.

8.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii)  Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

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(b)  At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply for this purpose even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)    exercise self-help remedies such as setoff;

     (ii)   foreclose against or sell any real or personal property collateral;
            or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

            (A)  an interim remedy; and/or

            (B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

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                                     -11-
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(j)    If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

8.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

8.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable out-of-pocket costs incurred by the Bank in connection with administering this Agreement.

8.7 ATTORNEY'S FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement arising prior to commencement of a lawsuit or arbitration proceeding. The prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

8.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

8.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

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                                     -12-
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This Agreement is executed as of the date stated at the top of the first page.

[LOGO OF BANK OF AMERICA]

BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION                    Variflex, Inc.

x  /s/David L. Hoye                       x  /s/William B. Ogden
   -------------------                       --------------------
By:     David L. Hoye                     By:     William B. Ogden
Title:  Vice President                    Title:  Chief Financial Officer

Address where notices to the Bank         Address where notices to the Borrower
are to be sent:                           are to be sent:

333 S. Beaudry Avenue, 20th Floor         5152 North Commerce Avenue
Los Angeles, California 90017             Moorpark, California 93021



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